UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )
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☐	Soliciting Material Pursuant to §240.14a-12
Endocyte, Inc.
(Name of Registrant as Specified In Its Charter)
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April 15, 2011

Dear Fellow Stockholder:

It is my pleasure to invite you to the 2011 Annual Meeting of Stockholders of Endocyte, Inc. on Thursday, May 26, 2011 at 12:00 p.m. (EDT), at the offices of Baker & Daniels LLP, Suite 600, 600 East 96th Street, Indianapolis, Indiana 46260. At the meeting, stockholders will vote on the business items listed in the notice of the meeting, which follows on the next page.

As permitted by Securities and Exchange Commission rules, we are furnishing proxy materials to our stockholders over the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, help keep our costs low and reduce the environmental impact of our annual meeting. On April 15, 2011, we mailed our stockholders a Notice of Internet Availability containing instructions on how to access our Proxy Statement and our 2010 Annual Report to Stockholders and vote online. The Notice also contains instructions on how you can receive a paper copy of the proxy statement and annual report.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly.

You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the proxy statement and on the proxy card.

I look forward to seeing you at the annual meeting.

Sincerely,

P. Ron Ellis
President
and Chief Executive Officer

Endocyte, Inc.
3000 Kent Avenue, Suite A1-100
West Lafayette, Indiana 47906

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	12:00 p.m. (EDT) on Thursday, May 26, 2011

PLACE	Offices of Baker & Daniels LLP, Suite 600, 600 East 96th Street, Indianapolis, Indiana 46240

ITEMS OF BUSINESS	(1) To elect three directors to serve until the 2014 annual meeting of stockholders.

(2) To hold an advisory vote on executive compensation.

(3) To hold an advisory vote regarding the frequency of future advisory votes on executive compensation.

(4) To consider ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

(5) To transact such other business as may properly come before the meeting.

RECORD DATE	You can vote if you are a stockholder of record on April 11, 2011.

ANNUAL REPORT	Our 2010 annual report to stockholders accompanies but is not part of these proxy materials.

PROXY VOTING	We cordially invite you to attend the meeting, but regardless of whether you plan to be present, please vote in one of these ways:

(1) VISIT THE WEB SITE noted on your proxy card or the Notice of Internet availability of proxy materials to vote via the Internet;

(2) If you receive a printed copy of the proxy materials by mail, USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this is a free call in the U.S.);

(3) If you receive a printed copy of the proxy materials by mail, MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card in the envelope provided, which requires no additional postage if mailed in the U.S.

By order of the Board of Directors,

Daniel L. Boeglin
Secretary

April 15, 2011

Endocyte, Inc.
3000 Kent Avenue, Suite A1-100
West Lafayette, Indiana 47906

PROXY STATEMENT

This proxy statement and accompanying proxy are being provided to stockholders in connection with the solicitation by the Board of Directors of Endocyte, Inc. (“Endocyte,” “we,” “us,” “our” or the “company”) of proxies to be voted at the 2011 annual meeting on May 26, 2011.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did stockholders receive a Notice of Internet Availability of Proxy Materials?

All of our stockholders will receive a Notice of Internet Availability of Proxy Materials, or Notice, which was or will be sent to stockholders on or about April 15, 2011, containing information on the availability of our proxy materials on the Internet. Stockholders will not receive a printed copy of our proxy materials unless requested in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our 2010 Annual Report to Stockholders, and how you may vote by proxy.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons named in the proxy card, P. Ron Ellis and Michael A. Sherman, the authority to vote your shares in the manner you indicate on your proxy card.

Who is qualified to vote?

You are qualified to vote on all matters presented to the stockholders at the meeting if you own shares of our common stock, par value $.001 per share, at the close of business on April 11, 2011.

How many shares may vote at the meeting?

On April 11, 2011, there were 29,703,657 shares of common stock outstanding, all of which are entitled to vote on all matters presented to stockholders at the meeting.

How many shares must be present to hold the meeting?

The presence at the meeting in person or by proxy of holders of common stock representing a majority of all the votes entitled to be cast at the meeting, or 14,851,829 shares, will constitute a quorum for the transaction of business.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Computershare Trust Company, N.A. our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record,” you have several choices. You can vote your shares by proxy:

•	By mailing your proxy card;

•	Over the telephone; or

•	Via the Internet.

Please refer to the specific instructions set forth on the Notice or printed proxy materials. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote in person at the meeting?

If you are a “stockholder of record,” you may vote your shares in person at the meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, bank, trustee or nominee, giving you the right to vote the shares at the meeting.

What do I need to do to attend the meeting in person?

Proof of stock ownership and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the meeting. Only stockholders who owned Endocyte, Inc. common stock as of the close of business on April 11, 2011 are entitled to attend the meeting.

•	If your shares are registered in your name and you owned Endocyte, Inc. common stock as of the close of business on April 11, 2011, you only need to provide some form of government issued photo identification for admission.

•	If your shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the meeting if you bring a recent bank or brokerage statement showing that you owned shares of Endocyte, Inc. common stock on April 11, 2011.

What are my choices when voting?

Proposal 1 — You may cast your vote FOR or AGAINST the nominees for election as directors or you may ABSTAIN from voting.

Proposal 2 — You may cast your vote FOR or AGAINST the advisory proposal to approve executive compensation, or you may ABSTAIN from voting.

Proposal 3 — On the advisory proposal concerning the frequency of future advisory votes on executive compensation, you may choose every (a) 1 YEAR, (b) 2 YEARS, or (c) 3 YEARS, or you may ABSTAIN from voting.

Proposal 4 — You may cast your vote FOR or AGAINST ratifying the appointment of the independent auditor, or you may ABSTAIN from voting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

•	Proposal 1: FOR all of the nominees for election as directors.

•	Proposal 2: FOR the advisory proposal on executive compensation.

•	Proposal 3: Choose 3 YEARS for future advisory votes on executive compensation.

•	Proposal 4: FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for the year ending December 31, 2011.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares as follows:

•	Proposal 1: FOR all of the nominees for election as directors.

•	Proposal 2: FOR the advisory proposal on executive compensation.

•	Proposal 3: In favor of 3 YEARS for future advisory votes on executive compensation.

•	Proposal 4: FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for the year ending December 31, 2011.

What are broker non-votes?

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote for that particular proposal and has not received instructions from the beneficial owner as to how to vote its shares. Proposals 1, 2 and 3 all fall into this category. If you do not provide your broker with voting instructions, your shares will not be voted on any of these proposals.

What vote is required to approve each proposal?

The following votes are required from the holders of common stock to approve each of the proposals:

Proposal			Impact of Abstentions and
Number	Subject	Vote Required	Broker Non-Votes, if any

1	Election of directors	Directors will be elected by a plurality of the votes cast. The three nominees receiving the most FOR votes will be elected.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.
2	Advisory vote on executive compensation	Approval by a majority of the votes cast.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.
3	Advisory vote on frequency of future advisory votes on executive compensation	Approval by a majority of the votes cast.*	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.
4	Ratification of appointment of independent auditors	Approval by a majority of the votes cast.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

*	This is the voting standard required under Delaware law. However, the Board will consider the frequency (every three, two or one year) receiving the most votes as representing the stockholders’ views on how frequently to hold future advisory votes on executive compensation.

All shares entitled to vote at the meeting are entitled to one vote per share.

Why did I receive more than one Notice or proxy card?

You will receive multiple Notices or cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card(s) to your broker. You should vote on and sign each proxy card you receive.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•	By sending a written notice of revocation to Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268 that is received prior to the meeting, stating that you revoke your proxy;

•	By signing a later-dated proxy card and submitting it so that it is received prior to the meeting in accordance with the instructions included in the proxy card(s); or

•	By attending the meeting and voting your shares in person.

Will the results of the advisory vote on executive compensation or the advisory vote on how frequently to conduct future advisory votes on executive compensation be binding on the company or its board of directors?

The outcome of the voting on these matters will be advisory only and will not bind or restrict the Board of Directors. The Board could, if it concluded it was in our best interests to do so, choose not to follow or implement the stockholders’ advice on either or both matters.

What happens if additional matters are presented at the annual meeting?

We know of no matters other than the items of business described in this proxy statement that are to be considered at the meeting. If other matters requiring a vote do arise, the persons named as proxies will have the discretion to vote on those matters for you.

Who will count the votes?

Our controller has been appointed by our board of directors as the inspector of election for the annual meeting. She will count the votes and later certify such action. The inspector will be present at the meeting.

Will the meeting be accessible to disabled persons?

The location of the meeting is accessible to disabled persons. Please call Joye Prosser at least five days in advance at 765-463-7175 if you require any special accommodations.

How can I review the list of stockholders entitled to vote at the meeting?

A list of stockholders entitled to vote at the meeting will be available at the meeting and for ten days prior to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our offices at 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268. If you would like to view the stockholder list, please contact our Corporate Secretary to schedule an appointment.

Who pays the cost of this proxy solicitation?

We will pay the cost of preparing, assembling and mailing the proxy materials. We will also request banks, brokers and other holders of record to send the proxy materials to, and obtain proxies from, beneficial owners and will reimburse them for their reasonable expenses in doing so.

Is this proxy statement the only way that proxies are being solicited?

Certain employees or other representatives of the company may also solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN
STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information concerning each person (including any group) known to us to beneficially own more than five percent (5%) of any class of our voting securities as of April 11, 2011. Unless otherwise indicated in the footnotes, shares are owned directly and the indicated person has sole voting and investment power. Also, unless otherwise noted below, the address of each person listed on the table is c/o Endocyte, Inc., 3000 Kent Avenue, Suite A1-100, West Lafayette, Indiana 47906.

Name and Address of	Shares
Beneficial Owner	Number of Shares	%

FMR LLC(1)	3,600,000	12.13
82 Devonshire Street Boston, MA 02109
Pension Fund of the Christian Church (Disciples of Christ), Inc.	3,283,132	11.06
Pension Fund of the Christian Church 130 East Washington Street Indianapolis, IN 46204-3645
Entities related to Sanderling Ventures(2)	3,329,786	11.22
Sanderling Ventures 400 S. El Camino Real, Suite 1200 San Mateo, CA 94402
Cincinnati Financial Corporation	1,491,610	5.03
6200 S. Gilmore Road Fairfield, OH 45014-5141
P. Ron Ellis(3)	431,720	1.45
Michael A. Sherman(4)	167,463	*
Philip S. Low, Ph.D.(5)	557,606	1.88
Christopher P. Leamon, Ph.D.(6)	123,984	*
Chandra D. Lovejoy(7)	26,478	*
Richard A. Messmann(8)	96,383	*
Allen R. Ritter, Ph.D.(9)	83,816	*
John G. Clawson(10)	19,956	*
John C. Aplin, Ph.D.(11)	437,365	1.47
Douglas G. Bailey(12)	1,399,510	4.72
Keith E. Brauer(13)	32,676	*
Ann F. Hanham, Ph.D.(14)	1,337,970	4.51
Fred A. Middleton(15)	3,335,021	11.24
James S. Shannon, M.D., MRCP(16)	872	*
All directors and executive officers as a group (14 people)(17)	8,050,820	27.13

(1)	Based solely on information provided by FMR LLC in a Schedule 13G filed with the Securities and Exchange Commission on March 10, 2011. FMR LLC entities have the sole power to dispose of 3,600,000 shares of common stock and the sole power to vote 0 shares of common stock.

(2)	Consists of (i) 100,828 shares held by Sanderling V Beteiligungs GmbH & Co. KG; (ii) 162,170 shares held by Sanderling V Biomedical Co-Investment Fund, L.P.; (iii) 249,148 shares held by Sanderling V Biomedical, L.P.; (iv) 113,315 shares held by Sanderling V Limited Partnership; (v) 267,491 shares held by Sanderling Venture Partners V Co-Investment Fund; (vi) 1,017,304 shares held by Sanderling Venture Partners V, L.P.; (vii) 435,861 shares held by Sanderling Venture Partners VI Co-Investment Fund, L.P.; (viii) 149,003 shares held by Sanderling Ventures Management V; (ix) 30,766 shares held by Sanderling Ventures Management VI; (x) 8,434 shares held by Sanderling VI Beteiligungs GmbH and Co. KG; (xi) 10,049 shares held by Sanderling

VI Limited Partnership. 72,502 shares held by Sanderling Venture Partners V, L.P., and (xii) 785,417 shares held by Sanderling V Strategic Exit Fund, L.P., 2,089 shares held by Sanderling V Biomedical, L.P., 8,529 shares held by Sanderling Ventures Management V, 845 shares held by Sanderling Venture Partners V, L.P. and 752 shares held by Sanderling V Beteiligungs GmbH & Co. KG are subject to repurchase based on milestones set forth in the Restricted Stock Purchase Agreement dated July 10, 2001 between the Company and each of Sanderling Venture Partners V, L.P., Sanderling V Biomedical, L.P., ABV Holding Company 7 LLC, Douglas G. Bailey, and Cincinnati Financial Corporation. Fred Middleton is a managing director of Middleton, McNeil & Mills Associates V, LLC which has the ultimate voting and investment power over shares held of record by Sanderling V Beteiligungs GmbH & Co. KG, Sanderling V Biomedical Co-Investment Fund, L.P., Sanderling V Biomedical, L.P., Sanderling V Limited Partnership, Sanderling Venture Partners V, L.P., Sanderling Venture Partners VI Co-Investment Fund, L.P., Sanderling VI Beteiligungs GmbH and Co. KG and Sanderling VI Limited Partnership and he may be deemed to have voting and investment power over shares held of record by Sanderling V Beteiligungs GmbH & Co. KG, Sanderling V Biomedical Co-Investment Fund, L.P., Sanderling V Biomedical, L.P., Sanderling V Limited Partnership, Sanderling Venture Partners V, L.P., Sanderling Venture Partners VI Co-Investment Fund, L.P., Sanderling VI Beteiligungs GmbH and Co. KG and Sanderling VI Limited Partnership. Fred Middleton is the owner of Sanderling Ventures Management V and Sanderling Ventures Management VI Partnership and he may be deemed to have voting and investment power over shares held of record by Sanderling Ventures Management V and Sanderling Ventures Management VI Partnership. Mr. Middleton disclaims beneficial ownership of the shares directly held by the entities affiliated with Sanderling except to the extent of his individual pecuniary interest therein.

(3)	Consists of (i) 76,132 shares held by P. Ron Ellis and Margaret Heard Ellis, JTWROS; (ii) 13,142 shares held by P. Ron Ellis; and (iii) 339,946 shares held by P. Ron Ellis issuable upon exercise of options exercisable within 60 days of April 11, 2011.

(4)	Includes 95,188 shares issuable upon exercise of options exercisable within 60 days of April 11, 2011.

(5)	Consists of (i) 433,117 shares held by Philip S. Low and Joan Low, JTWROS and (ii) 124,489 shares held by Philip S. Low issuable upon exercise of options exercisable within 60 days of April 11, 2011.

(6)	Consists of 103,911 shares issuable upon exercise of options exercisable within 60 days of April 11, 2011.

(7)	Consists of 26,478 shares issuable upon exercise of options exercisable within 60 days of April 11, 2011.

(8)	Consists of 96,383 shares issuable upon exercise of options exercisable within 60 days of April 11, 2011.

(9)	Consists of 83,816 shares issuable upon exercise of options exercisable within 60 days of April 11, 2011.

(10)	Consists of 5,235 shares issuable upon exercise of options exercisable within 60 days of April 11, 2011.

(11)	Consists of (i) 288,235 shares held by CID Equity Capital VIII, L.P., (ii) 143,895 shares held by CID Seed Fund, L.P and (iii) 5,235 shares held by John C. Aplin issuable upon exercise of options exercisable within 60 days of April 11, 2011. John Aplin is a Class A member of CID Equity Partners VIII, LLC, which has the ultimate voting and investment power over shares held of record by CID Equity Capital VIII, L.P., and he may be deemed to have voting and investment power over shares held of record by CID Equity Capital VIII, L.P. John Aplin is a general partner of CID Seed Fund Partners I which has the ultimate voting and investment power over shares held of record by CID Seed Fund, L.P., and he may be deemed to have voting and investment power over shares held of record by CID Seed Fund, L.P. Mr. Aplin disclaims beneficial ownership of the shares directly held by the entities affiliated with CID except to the extent of his individual pecuniary interest therein.

(12)	Consists of (i) 1,320,978 shares held by entities affiliated with ABV Holding Company, (ii) 73,297 shares held by Douglas G. Bailey and (iii) 5,235 shares held by Douglas G. Bailey issuable upon exercise of options exercisable within 60 days of April 11, 2011. 3,490 shares held by Douglas G. Bailey are subject to repurchase based on milestones set forth in the Restricted Stock Purchase Agreement dated July 10, 2001 between the Company and each of Sanderling Venture Partners V, L.P., Sanderling V Biomedical, L.P., ABV Holding Company 7 LLC, Douglas G. Bailey, and Cincinnati Financial Corporation. Douglas Bailey, a managing member of ABV Holding Company 12 LLC, is a member of our Board of Directors. Mr. Bailey disclaims beneficial ownership of the shares directly held by the entities affiliated with American Bailey Ventures LLC except to the extent of his pecuniary interest therein.

(13)	Consists of 32,676 shares issuable upon exercise of options exercisable within 60 days of April 11, 2011.

(14)	Consists of 1,332,735 shares held by entities affiliated with Burrill & Company and 5,235 shares held by Ann F. Hanham issuable upon exercise of options exercisable within 60 days of April 11, 2011.

(15)	Consists of 3,329,786 shares held by entities affiliated with Sanderling Ventures and 5,235 shares held by Fred A. Middleton issuable upon exercise of options exercisable within 60 days of April 11, 2011.

(16)	Consists of 872 shares issuable upon exercise of options exercisable within 60 days of April 11, 2011.

(17)	Includes 950,007 shares issuable upon exercise of options exercisable within 60 days of April 11, 2011.

CORPORATE GOVERNANCE MATTERS

Policies on Corporate Governance

Our Board of Directors recognizes that good corporate governance is important to ensure that the company is managed for the long-term benefit of stockholders. The Board has adopted Corporate Governance Principles, written charters for each of its standing committees and a Code of Ethics and Business Conduct and will amend them as appropriate to reflect new policies or practices. The current version of each of these documents is available on our website, www.endocyte.com, in the Investor Relations section, and will be provided in print without charge upon written request to our Corporate Secretary at 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268.

We will also either disclose on Form 8-K or post on our Internet website any substantive amendment to, or waiver from, a provision of the Code of Ethics and Business Conduct that applies to any of our directors or executive officers.

Board Composition

Our Board of Directors is currently composed of nine members, divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the Annual Meeting of Stockholders to be held during the years 2011 for the Class I directors, 2012 for the Class II directors and 2013 for the Class III directors.

•	Our Class I directors are Philip S. Low, John C. Aplin and Douglas G. Bailey.

•	Our Class II directors are John G. Clawson, Ann F. Hanham and Keith E. Brauer.

•	Our Class III directors are P. Ron Ellis, Fred A. Middleton and James S. Shannon.

Our amended and restated certificate of incorporation and bylaws provide that the number of our directors, which is currently nine members, shall be fixed from time to time by a resolution of the majority of our Board of Directors.

Board Leadership Structure

John G. Clawson, one of our independent directors, currently serves as a non-executive Chairman of the Board. P. Ron Ellis is our President and Chief Executive Officer. Mr. Clawson and Mr. Ellis have closely worked together for some time in complementary roles. Mr. Ellis focuses on the day-to-day developments of the company and establishes the company’s growth strategy and strategic plan. Mr. Clawson chairs the Board and, in that capacity, can impact the issues that are brought before the Board. The Board of Directors believes that these complementary roles provide an appropriate leadership structure for the company at this time.

The Board of Directors expects to re-evaluate its leadership structure on an ongoing basis and may change it as circumstances warrant. As stated in our Corporate Governance Principles, the Board believes that these two roles may, but need not be, the same person. If the Chairman and the Chief Executive Officer is combined in the future, the Board will designate one of its independent directors as “Lead Independent Director” with the responsibilities described in our Corporate Governance Principles. The Board believes that it is in the best interest of the company if the Board has the flexibility to change its leadership structure to one in which the offices of Chairman of the Board and Chief Executive Officer are held by one person based upon the circumstances then present.

Board’s Role in Oversight of Risk Management

While risk management is primarily the responsibility of our management, the Board of Directors, acting primarily through the Audit Committee, provides overall risk oversight with a focus on the most significant risks facing us. We use a risk management process to identify and assess the major risks we face and develop strategies for controlling, mitigating and monitoring risk. As part of this process, we gather information throughout the company to identify and prioritize major risks. The identified risks and mitigation strategies are validated with management and presented to the Audit Committee on an ongoing basis.

Examples of major risks we have identified are our ability to achieve regulatory milestones, enter into license or other business development transactions, access capital, and execute clinical trials in a timely manner.

Information concerning risks relating to our compensation policies and practices is provided on page 27 of this proxy statement.

Additional review or reporting on risks is conducted as needed or as requested by the Board or Audit Committee.

Director Independence

Our common stock is listed on The Nasdaq Global Market. Under the rules of The Nasdaq Stock Market LLC, independent directors must comprise a majority of a listed company’s board of directors within a specified period following the closing of our initial public offering. In addition, the rules of The Nasdaq Stock Market LLC require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under the rules of The Nasdaq Stock Market LLC, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

After reviewing the composition of the Board of Directors, the composition of its committees and the independence of each director, our Board of Directors has determined that none of Messrs. Brauer, Bailey, Clawson and Middleton and Drs. Aplin, Hanham and Shannon, representing seven of our nine directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of The Nasdaq Stock Market LLC. Our Board of Directors also determined that Mr. Brauer and Drs. Aplin and Hanham, who comprise our audit committee, Messrs. Bailey, Clawson and Middleton, who comprise our compensation committee, and Dr. Shannon, who partially comprises our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable Securities and Exchange Commission rules and the rules of The Nasdaq Stock Market LLC.

In making our determination of independent status, our Board of Directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Our Board of Directors has determined that neither Mr. Ellis nor Dr. Low meets the independence eligibility requirements of The Nasdaq Stock Market LLC (“Nasdaq”) or Rule 10A-3 because they are presently executive officers of the company. Consequently, Mr. Ellis and Dr. Low, are not considered independent directors. Under Nasdaq Rule 5615 which permits a newly listed company to phase in its compliance with the independent nominating and corporate governance committee requirements set forth in Nasdaq Rule 5605(e), Dr. Low may continue to serve on our nominating and corporate governance committee until the one year anniversary of our listing of our common stock if we are able to add at least one additional independent director to the committee within 90 days of listing so that a majority of the directors serving on the nominating and corporate governance committee are independent directors. Since Dr. Low sits on our nominating and corporate governance committee but does not satisfy the independence standards, in conjunction with our plans to conduct a search for additional qualified persons to be added to, or replace current members of, our Board of Directors, we plan to either add additional independent directors to our Board of Directors who could become members of our nominating and corporate governance committee or remove Dr. Low from this committee, such that this committee has a majority of independent directors by May 10, 2011 and is fully independent by February 9, 2012, in accordance with applicable Nasdaq rules.

Nominations for Directors

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders. A stockholder who wishes to recommend a director candidate should send such recommendation to our Corporate Secretary at 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268, who will forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for Board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a director candidate at the annual meeting of stockholders, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the advance notice requirements for stockholder nominations set forth in our Amended and Restated By-Laws.

Director Qualifications

The Board of Directors believes that its members should exhibit high standards of independent judgment and integrity, have a strong record of achievement, have an understanding of our business and the competitive environment in which we operate, and bring the benefits of their experiences and backgrounds to the Board and committee functions. Directors should be committed to enhancing stockholder value on a long-term basis and have sufficient time to carry out their duties.

Currently, neither the Board of Directors nor the Nominating and Corporate Governance Committee has a policy with regard to considering diversity as a factor in identifying nominees for directors. The Nominating and Corporate Governance Committee expects to consider adopting such a policy within the next year.

Communications with the Independent Directors of the Board

The Board has implemented a process by which our stockholders and other interested parties may communicate with the Board or one or more members of our Board in a written communication addressed to Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268. The Board has instructed our Corporate Secretary to promptly forward all such communications to the specified addressees thereof. However, certain items which are unrelated to the duties and responsibilities of the Board will be excluded, such as: product complaints, product inquiries, new product suggestions, resumes, surveys and advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

TRANSACTIONS WITH RELATED PERSONS

Policy

We have adopted a formal policy that our executive officers, directors, holders of more than five percent of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us in without the prior consent of our audit committee, or other independent members of our Board of Directors in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. All of the related party transactions described below were entered into prior to the adoption of this policy.

Related Party Transactions

We have been a party to the following transactions since January 1, 2010, in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than five percent of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Sales of Subordinated Notes

In December 2010, we issued $8.1 million of Subordinated Notes and in January 2011 we issued an additional $3.7 million of Subordinated Notes. A $7.0 million investment was made by the Pension Fund of the Christian Church (Disciples of Christ), Inc., a $4.7 million investment from three other current holders of our preferred stock and $100,000 from Mike Sherman, our Chief Financial Officer. The Subordinated Notes accrued interest in kind at an annual rate of 10.0 percent and were automatically converted into shares of our common stock upon the closing of our initial public offering on February 9, 2011 at a rate of 85% of the original issue price of the shares sold in the initial public offering.

Participation in Our Initial Public Offering

Entities affiliated with Burrill & Company, which prior to our initial public offering held more than five percent of our voting securities, purchased 500,000 shares of our common stock in our initial public offering for an aggregate purchase price of approximately $3,000,000. Similarly, entities affiliated with Sanderling Ventures, a current holder of more than five percent of our voting securities purchased 833,333 shares of our common stock in our initial public offering for an aggregate purchase price of approximately $5,000,000.

Transactions with Our Founders and Entities Affiliated with Our Founders

Dr. Philip S. Low, our Chief Science Officer and one of our founders and directors, conducts research at Purdue Research Foundation. We entered into an exclusive license agreement dated October 21, 1998, as amended, and an exclusive license agreement effective March 1, 2010 with Purdue Research Foundation to license certain intellectual property and methods that were invented in Dr. Low’s laboratory. Additionally, we entered into a lease dated March 1, 2010 with Purdue Research Foundation.

Dr. Low is entitled to a total of $50,000 upon the achievement of certain milestones pursuant to a patent assignment agreement dated November 1, 2007 that we entered into with Optical Therapeutic Technologies, or OTT, Dr. Low and three other individuals, pursuant to which each of the individuals assigned certain patent applications to us and OTT released any rights to conjugate patents of such patent applications. The patent assignment agreement provided each of the individuals, but not OTT, with the following payments:

•	$6,250 to each individual upon signing the patent assignment agreement;

•	$12,500 to each individual upon the issuance of the first conjugate patent by the USPTO; and

•	$37,500 to each individual upon the FDA’s approval of the first product comprising or containing any conjugate covered by a valid claim of a conjugate patent.

To date, we have paid the first payment of $6,250 to each individual upon execution of the patent assignment agreement, totaling $25,000. Potential payments totaling $200,000 may be paid to the individuals upon the achievement of the two milestones described above. The patent assignment agreement does not provide a term or termination provisions.

MEETINGS AND COMMITTEES OF THE BOARD

Meetings and Attendance

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board of Directors are kept informed of our business by our President and Chief Executive Officer and other officers, by reviewing materials provided to them, and by participating in meetings of the Board and its committees. Directors are also expected to use reasonable efforts to attend the annual meeting of stockholders. This will be our first annual meeting as a public company. In the absence of a conflicting responsibility, we expect all directors will attend the annual meeting. During 2010, the Board of Directors met 7 times. The Board conducts many of its oversight responsibilities through three standing committees, including an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. During 2010, all directors participated in 75% or more of the aggregate number of meetings of the Board and the committees on which they served.

Executive Sessions of Independent Directors

The independent directors meet in executive session without management present following each regularly scheduled Board meeting. The Chairman of the Board presides over these executive sessions. He also helps to set agendas for Board meetings and serves as a liaison between the independent directors and the senior management team.

Committee Membership

The table below provides current membership information for each of the standing committees of the Board:

					Nominating
					and
Name	Audit		Compensation		Corporate Governance

John C. Aplin, Ph.D.	X
Douglas G. Bailey			X	(1)
Keith E. Brauer	X	(1)
John G. Clawson(2)			X
P. Ron Ellis
Ann F. Hanham, Ph.D.	X
Philip S. Low, Ph.D.					X
Fred A. Middleton			X
James S. Shannon, M.D., MRCP					X	(1)
Number of 2010 Meetings	8		6		5

(1) Committee Chairman
(2) Chairman of Board

The Audit Committee

The members of our audit committee are Mr. Brauer and Drs. Aplin and Hanham, each of whom is a non-employee member of our Board of Directors. Our audit committee chairman, Mr. Brauer, is our audit committee financial expert, as that term is defined under the Securities and Exchange Commission rules implementing

Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of The Nasdaq Stock Market LLC. Our audit committee is responsible for, among other things:

•	reviewing and approving the selection of our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

•	preparing the audit committee report that the Securities and Exchange Commission requires in our annual proxy statement.

The Compensation Committee

The members of our compensation committee are Messrs. Bailey, Clawson and Middleton. Mr. Bailey is the chairman of our compensation committee. The compensation committee is responsible for, among other things:

•	overseeing our compensation policies, plans and benefit programs;

•	reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensations or arrangements;

•	discussing the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations with management and, if appropriate, recommending its inclusion in the company’s annual report on Form 10-K and proxy statement; and

•	administering the issuance of stock options and other awards under our stock plans.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2010 was an officer, employee or former officer of Endocyte or had any relationship requiring disclosure in this proxy statement pursuant to Securities and Exchange Commission regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this proxy statement pursuant to Securities and Exchange Commission regulations.

The Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are currently Drs. Shannon and Low. Dr. Shannon is the chairman of our nominating and corporate governance committee. The committee held five meetings during 2010. Our board of directors has determined that Dr, Shannon meets the independence standards of the company’s Corporate Governance Principles, listing standards of The Nasdaq Global Stock Market and applicable securities laws, however, Dr. Low does not. Please see “Corporate Governance Matters — Director Independence” for additional information. The nominating and corporate governance committee is responsible for, among other things:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board of Directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors;

•	reviewing the succession planning for our executive officers;

•	overseeing the evaluation of our Board of Directors and management; and

•	recommending members for each committee of our Board of Directors.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors currently consists of nine members divided into three classes whose terms of office expire at successive annual meetings. Three directors are to be elected at the annual meeting, to serve for a term of office expiring at the 2014 annual meeting of stockholders. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following three persons listed below as “Nominees for Director” All of the nominees are current directors.

We expect each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.

There are no family relationships among any of our directors or executive officers. The names, principal occupations and certain other information about the three nominees and the six directors whose term of office is not expiring at the annual meeting, as well as key experiences, qualifications, attributes and skills of those persons that led the Nominating and Corporate Governance Committee to conclude that such person is currently qualified to serve as a director are set forth on the following pages.

Nominees for Director (Class I Directors)

John C. Aplin, Ph.D.
Age 65
Audit Committee

Dr. Aplin has served as a member of our Board of Directors since May 2003. Since November 1990, Dr. Aplin has served as General Partner and Managing Director of CID Capital, a venture capital firm he joined after previously serving as President and Chief Executive Officer of The Fuller Brush Company, a supplier of consumer products. Dr. Aplin holds a B.S. in business administration from Drake University, and an M.A. in industrial and labor relations and a Ph.D. in business administration from the University of Iowa. Dr. Aplin is also a Certified Management Consultant.

We believe that Dr. Aplin possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience in the venture capital industry, his years of business and leadership experience and his financial sophistication and expertise.

Douglas G. Bailey
Age 61
Compensation Committee (Chairman)

Mr. Bailey has served as a member of our Board of Directors since July 2001. Mr. Bailey is the founder of American Bailey Corporation, a private equity firm for which he has served as President since October 1984 and as Chief Executive Officer since 1996. Mr. Bailey has served as the President and Chief Executive Officer since April 2010, Chairman of the board of directors since January 2010, Deputy Chairman from 2002 through 2009, and a director since April 1998 of Fuel Tech, Inc., a technology company enabling clean, efficient energy. Mr. Bailey holds a B.S., an M.S. and Engineer’s degree, all in mechanical engineering from Massachusetts Institute of Technology, and an M.B.A. from the Harvard Business School.

We believe that Mr. Bailey possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience in the private equity industry and his years of business and leadership experience.

Philip S. Low, Ph.D.
Age 60
Nominating and Corporate Governance Committee

Dr. Low is one of our founders and has served as our Chief Science Officer since April 1998 and as a member of our Board of Directors since December 1995. Dr. Low has served on the faculty at Purdue University since

August 1976, where he is currently the Ralph C. Corley Distinguished Professor of Chemistry. Dr. Low holds a B.S. in chemistry from Brigham Young University and a Ph.D. in biochemistry from the University of California, San Diego.

We believe that Dr. Low possesses specific attributes that qualify him to serve as a member of our Board of Directors, including the perspective and experience he brings as our Chief Science Officer and as one of our co-founders, which brings historic knowledge, scientific expertise and continuity to our Board of Directors.

The Board of Directors Unanimously Recommends that
Stockholders Vote “For” All of the Nominees Named Above.

Continuing Directors (Class II and Class III Directors)

Information regarding the company’s directors continuing in office is provided below.

Class II Directors (Terms expire in 2012)

Keith E. Brauer
Age 62
Audit Committee (Chairman)

Mr. Brauer has served as a member of our Board of Directors since August 2006. Since August 1999, Mr. Brauer has served in various roles at the Community Hospitals of Indianapolis, or CHI, including roles with CHI’s affiliate, Indiana Heart Hospital, or IHH. Mr. Brauer since August 1999 has served as a member of CHI’s finance committee, since April 2006 as a member of IHH’s board of directors and since July 2009 as Chairman of IHH’s board of directors. Mr. Brauer was also a member of CHI’s board of directors from October 2000 to December 2009 and as Chairman of CHI’s board of directors from August 2003 to August 2005. He has also served on the board of directors since June 2006 and chairman of the audit committee since September 2006 of NanoInk, Inc., a nanometer-scale manufacturing and applications development company. He has also served on the board of directors since August 2008 and chairman of the audit committee since October 2008 of NICO Corporation, a neurosurgery company. From 1988 to 1994, Mr. Brauer served in various executive roles at Eli Lilly and Company, a healthcare company, most recently as Executive Director and Chief Accounting Officer. From July 1994 to April 2006, Mr. Brauer served as Vice President, Finance and Chief Financial Officer of Guidant, which was acquired by Boston Scientific Corporation, a medical device company, in April 2006. Mr. Brauer retired with full benefits after the acquisition of Guidant and has not sought full time employment since that time. Mr. Brauer holds a B.S. in management from Indiana University and an M.B.A. from the University of Michigan.

We believe that Mr. Brauer possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his financial, general operational and management experience.

John G. Clawson
Age 83
Chairman of the Board
Compensation Committee

Mr. Clawson has served as a member of our Board of Directors since December 1995 and as Chairman of our Board of Directors since August 2001. Mr. Clawson served as Chief Executive Officer of Hill-Rom, Inc., a wholly owned subsidiary of Hill-Rom Holdings, Inc., a medical device and equipment company, and a former subsidiary of Hillenbrand Industries, a healthcare and funeral services company, from 1975 to 1993. From May 2002 to November 2008, Mr. Clawson served as a director of Non-Invasive Monitoring Systems, a medical appliance and equipment company. Mr. Clawson holds a B.A. in social sciences from Brigham Young University and an M.B.A. from the Harvard Business School.

We believe that Mr. Clawson possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his general management and operational experience, gained through his service as chief executive officer of several companies.

Ann F. Hanham, Ph.D.
Age 57
Audit Committee

Dr. Hanham has served as a member of our Board of Directors since November 2004. Dr. Hanham joined Burrill & Company, a venture capital and merchant banking firm, in February 2000 and has served as a Managing Director there since January 2002. Dr. Hanham served on the board of directors of BioMimetic Therapeutics, Inc., a biopharmaceutical company, from May 2001 to September 2006; Biotie Therapies, a drug discovery and development company, from March 2009 to April 2010; and Targacept, a biopharmaceutical company, from September 2005 to August 2006. Dr. Hanham holds a B.Sc. from the University of Toronto, a M.Sc. from Simon Fraser University and a Ph.D. from the University of British Columbia.

We believe that Dr. Hanham possesses specific attributes that qualify her to serve as a member of our Board of Directors, including experience in the venture capital industry and her years of financial, business and leadership experience in the biomedical industry.

Class III Directors (Terms expire in 2013)

P. Ron Ellis
Age 49

Mr. Ellis is one of our founders and has served as our President and Chief Executive Officer since January 1996 and as a member of our Board of Directors since December 1995. From May 1987 to December 1995, Mr. Ellis served in various positions at Hill-Rom Company, but most recently as Vice President of Strategy and Corporate Development of the specialty care division. Mr. Ellis holds a B.S. in computer science and an M.B.A. from Brigham Young University and a certification in regulatory affairs from Purdue University.

We believe that Mr. Ellis possesses specific attributes that qualify him to serve as a member of our Board of Directors, including the perspective and experience he brings as our President and Chief Executive Officer and as one of our co-founders, which brings historic knowledge, operational expertise and continuity to our Board of Directors.

Fred A. Middleton
Age 61
Compensation Committee

Mr. Middleton has served as a member of our Board of Directors since July 2001. Since 1987, Mr. Middleton has been a General Partner and Managing Director of Sanderling Ventures, a biomedical venture capital firm. During the last 30 years, Mr. Middleton has served in a number of roles as a member of management, board member or an investor of in over 25 biomedical companies. Mr. Middleton currently serves as Chairman of the Board of directors of Stereotaxis (STXS), a medical device company, as Chairman of the Board of Pacira Pharmaceuticals (PCRX), and as a member of board of directors of CardioNet (BEAT), a cardiac rhythm management services company. Mr. Middleton also serves on the board of directors of six other privately-held biomedical and biotechnology companies. He holds a B.S. in chemistry from the Massachusetts Institute of Technology and an M.B.A. with Distinction from the Harvard Business School.

We believe that Mr. Middleton possesses specific attributes that qualify him to serve as a member of the Board of Directors, including his experience in the venture capital industry and his general operational and management experience working with early-stage biomedical companies.

James S. Shannon, M.D., MRCP (UK)
Age 54
Nominating and Corporate Governance Committee (Chairman)

Dr. Shannon has served as a member of our Board of Directors since February 2010. Dr. Shannon served as the President and Chief Executive Officer of Cerimon Pharmaceuticals, a biopharmaceutical company, from January 2009 to April 2010 and has served as a director since October 2008. Dr. Shannon served in various executive roles at Novartis AG, a healthcare products company from December 1994 to September 2008, serving as Global Head of Pharma Development from November 2005 to September 2008. From October 2008 to December 2008

Mr. Shannon was between jobs. He has served on the board of directors of MannKind Corporation, a biopharmaceutical company, since February 2010, Crucell, a biopharmaceutical company, since June 2010, Biotie Therapies, a biopharmaceutical company, since April 2010 and several other private companies. Dr. Shannon holds a B.Sc., an M.B., a B.Ch., a B.A.O. and an M.D. in medicine from Queen’s University of Belfast and is a Member of the Royal College of Physicians (UK).

We believe that Dr. Shannon possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his general operational and management experience in the biomedical industry, his experience managing product development programs and his experience in international markets.

PROPOSAL 2 — ADVISORY STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

Our goal for our executive compensation program is to motivate and retain qualified employees in a way that establishes an appropriate relationship between executive pay and the creation of stockholder value on a long-term basis. We believe that our executive compensation program accomplishes this goal.

The Compensation Discussion and Analysis beginning on page 19 of this proxy statement describes our executive compensation program and the decisions made by the Compensation Committee during 2010 in more detail. We are requesting that stockholders vote to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosures include the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables). This advisory vote is generally referred to as a “say-on-pay vote.”

Accordingly, we recommend that our stockholders vote “For” the following resolution at the annual meeting:

“Resolved, that the compensation of the company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion, is approved.”

As an advisory vote, this proposal will not be binding upon the Board of Directors or us. However, we expect that the Compensation Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board of Directors Unanimously Recommends that Stockholders Vote “For” the Advisory Proposal
Approving the Compensation of our Named Executive Officers as Disclosed in this Proxy Statement.

PROPOSAL 3 — ADVISORY VOTE TO DETERMINE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

We are requesting stockholders to express their preference on the frequency of future advisory votes on our executive compensation. Stockholders may indicate whether we should hold future advisory votes on executive compensation every (a) 1 year, (b) 2 years or (c) 3 years. The next time we would be required to conduct a similar vote would be in connection with the 2017 annual meeting of stockholders.

After consideration, the Board of Directors recommends that we hold future advisory votes on executive compensation every three years. We believe that this frequency is appropriate for us for a number of reasons, including:

•	We are a small, newly public company with a simple executive compensation program, and more frequent advisory shareholder votes would be an unnecessary administrative cost;

•	Three years should allow stockholders to evaluate whether we have achieved key milestones during a multi-year period of time; and

•	Our long-term incentive performance plan is designed to reward and incentivize long-term performance.

Accordingly, the Board has concluded that holding an advisory vote on executive compensation every three years should be sufficient to permit stockholders to express their opinions while, at the same time, minimizing the administrative costs of such votes.

As an advisory vote, this proposal will not be binding upon the Board of Directors or us. However, we expect that the Board of Directors will consider the outcome of the vote when determining how often to hold future advisory votes on our executive compensation.

The Board of Directors Unanimously Recommends that Stockholders Vote “3 Years” on the Advisory Proposal to Determine the Frequency of Future Advisory Votes on Executive Compensation.

PROPOSAL 4 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for 2011, and we are asking stockholders to ratify that appointment.

The Audit Committee approves all audit and permissible non-audit services to be provided to the company by Ernst & Young LLP prior to commencement of services and has delegated to the Chairman of the Audit Committee the authority to approve specific services up to specified individual and aggregate fee amounts. These approval decisions are presented to the full Audit Committee at the next scheduled meeting after such approvals are made.

The company has incurred fees as shown below for services from Ernst & Young LLP. Ernst & Young LLP has advised us that it has billed or will bill the company the below indicated amounts for the following categories of services for the years ended December 31, 2010 and 2009, respectively:

	2010	2009

Audit Fees(1)	$490,000	$59,700
Audit-Related Fees	—	—
Tax Fees(2)	142,400	5,900
All Other Fees	—	—

(1)	Includes fees for services rendered for the annual audits for the years ended December 31, 2010 and 2009, reviews of the quarterly financial statements, issuance of consent and comfort letters in connection with filing our registration statement for our initial public offering and consultation services relating to debt issuances.

(2)	Includes fees relating to tax return preparation and services in 2010 related to a Section 382 study relating to usage of the company’s net operating loss carryforwards.

We expect that representatives of Ernst & Young LLP will be present at the meeting and will be available to respond to appropriate questions. They will also have an opportunity to make a statement if they desire to do so.

If the holders of a majority of voting shares voting on this matter do not ratify the selection, the Audit Committee will reconsider its choice taking into consideration the views of the stockholders and may, but will not be required to, appoint a different independent registered public accounting firm.

The Board of Directors Unanimously Recommends that Stockholders Vote “For” Ratification of the
Appointment of Ernst &Young LLP as our Independent Registered Public Accounting Firm for 2011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for monitoring the integrity of the company’s financial statements, the qualifications, performance and independence of the company’s independent registered public accounting firm and the company’s compliance with legal and regulatory requirements. We have the sole authority to appoint or replace the company’s independent registered public accounting firm. The committee operates under a written charter adopted by the Board. The committee currently has three members. The Board has determined that each committee member is independent under the standards of director independence established under our Corporate Governance Principles, listing standards of The Nasdaq Global Stock Market and applicable securities laws.

Management is responsible for the financial reporting process and the preparation of financial statements in accordance with accounting principles generally accepted in the United States. The company’s independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion on the financial statements. Our responsibility is to oversee and review the financial reporting process. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

We held eight meetings during 2010. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management and the independent registered public accounting firm, Ernst & Young LLP.

We discussed with Ernst & Young LLP the overall scope and plans for their respective audits. We met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations.

We discussed with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, particularly related to the company’s plans for compliance with Sarbanes-Oxley Act.

We reviewed and discussed the audited financial statements for the year ended December 31, 2010 with management and Ernst & Young LLP. We reviewed Ernst & Young LLP’s report on our financial statements which indicated that the financial statements present fairly, in all material respects, our financial position and results of operations and cash flows in conformity with accounting principles generally accepted in the United States. We also discussed with management and Ernst & Young LLP the process used to support certifications by the company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission to accompany the company’s periodic filings with the Securities and Exchange Commission.

We also discussed with Ernst & Young LLP matters required to be discussed by their professional standards, including, among other things, matters related to the conduct of the audit of the company’s financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with us concerning independence and we discussed with Ernst & Young LLP the independence of that firm.

When considering Ernst & Young LLP’s independence, we considered if services they provided to the company beyond those rendered in connection with their audit of the company’s financial statements and reviews of the company’s quarterly unaudited financial statements were compatible with maintaining their independence. We concluded that the provision of such services by Ernst & Young LLP’s has not jeopardized Ernst & Young LLP’s independence.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board that the company’s audited financial statements for the year ended December 31, 2010 be included in the company’s annual report on Form 10-K. The Committee has also selected Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2011 and will present the selection to the stockholders for ratification at the meeting.

The Audit Committee:

Keith E. Brauer, Chairman
John C. Aplin
Ann F. Hanham

COMPENSATION COMMITTEE REPORT

The Compensation Committee consists of the three directors named below, each of whom meets the independence standards of the company’s Corporate Governance Principles, listing standards of The Nasdaq Global Stock Market and applicable securities laws.

The committee has the authority to engage its own advisers to assist it in carrying out its responsibilities. The compensation committee selected Radford, a subsidiary of Aon Consulting, and J. Thelander Consulting, or Thelander, and each reports to the compensation committee directly and interacts with management, as necessary. For 2009 and 2010, Radford and Thelander provided us with applicable survey benchmark data. These consultants have not performed work for the company other than pursuant to an engagement by the compensation committee.

The committee held six meetings during 2010. The meetings were designed, among other things, to facilitate and encourage free and frank discussion between committee members and the consultant as well as extensive communication among committee members, executive management, and other company personnel involved in executive compensation matters.

The committee reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on its review and these discussions with management, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2010, and proxy statement for the 2011 annual meeting of stockholders.

The Compensation Committee:

Douglas G. Bailey, Chairman
John G. Clawson
Fred A. Middleton

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following discussion is intended to supplement the more detailed information concerning executive compensation that appears in the rest of this section and in the tables and the accompanying narrative. Our goal is to provide a better understanding of our compensation practices and the decisions that affected the compensation payable for 2010 to our executive officers, including the President and Chief Executive Officer, the Chief Financial Officer and the three other most highly-compensated executive officers named in the Summary Compensation Table, which we refer to in this discussion as the named executive officers, or NEOs.

The Compensation Committee of our Board of Directors, referred to in this section as the committee, plays a key role in designing and administering our executive compensation program. All principal elements of compensation paid to our executive officers are subject to approval by the committee. The Compensation Committee Report immediately precedes this discussion.

During 2010, we achieved a number of significant accomplishments, including the following:

•	we completed a phase 2b randomized study of our small-molecule drug conjugate (“SMDC”) EC145, in the treatment of platinum resistant ovarian cancer;

•	we completed a phase 2 study of EC145 in the treatment of advanced non-small cell lung cancer;

•	we completed enrollment into a phase 1 study of EC0225, initiated a phase 0 study of EC0652 and identified EC0746, a SMDC that targets activated microphages involved in certain inflammatory diseases; and

•	we raised over $100 million by February 2011, which we believe is sufficient to fund the phase 3 trial of EC145.

Compensation Philosophy

Our executive compensation program seeks to attract and retain our senior executives and to motivate them to pursue our corporate objectives while encouraging the creation of long-term value for our stockholders. Through our annual goal-setting process, organizational objectives are established for our company and employees, including our named executive officers. We evaluate and reward our NEOs through compensation intended to motivate them to identify and capitalize on the opportunities that result in our growth and success.

The main elements of our NEO compensation program are:

•	base salary;

•	short-term incentives through our cash bonus program;

•	long-term incentives through equity award grants; and

•	broad-based employee benefits.

We believe these compensation components are necessary to help us attract and retain the executive talent on which we depend. These elements comprise a compensation package for our NEOs that is intended to reward achievement of our business goals, link individual performance to our corporate performance, provide competitive pay and align the interests of our NEOs with those of our stockholders.

Compensation Decision Process

Role of Our Board of Directors and Compensation Committee

For 2010, the committee recommended the compensation of our NEOs to our Board of Directors, and our Board of Directors had the final decision-making authority with respect to the compensation of our NEOs. Our Board of Directors, at its discretion, may agree with or reject the committee’s recommendations, as well as require revisions to such recommendations before it approves our NEOs’ compensation. For 2010, our Board of Directors agreed with the committee’s recommendations and approved our NEOs’ compensation accordingly.

Role of Management

The Chief Executive Officer, or CEO, typically attends all meetings of the compensation committee, except for executive sessions. At the request of the compensation committee, our CEO provides his assessment of the performance of our NEOs, other than himself. Our CEO also takes an active part in the discussions of the compensation committee at which the compensation of NEOs other than himself are discussed. The committee may agree with our CEO’s recommendations or may require revisions to the compensation of such NEOs when making recommendations to our Board of Directors. However, all decisions regarding our CEO’s compensation are recommended by the committee and reviewed and approved by our Board of Directors in closed sessions outside of our CEO’s presence.

Role of Compensation Consultants

The committee has the authority to engage its own advisers to assist it in carrying out its responsibilities. The committee selected Radford, a subsidiary of Aon Consulting, and J. Thelander Consulting, or Thelander, and each reports to the committee directly and interacts with management, as necessary. For 2010, Radford and Thelander provided us with applicable survey benchmark data. These consultants have not performed work for us other than pursuant to an engagement by the committee.

Comparator Group Companies and Benchmarking

In determining compensation for our NEOs, the committee refers to executive compensation surveys provided by Radford and Thelander. Specifically, for 2010, the committee reviewed data from the Radford Global Life Sciences Survey with respect to private companies with at least $80 million of secured financing and the Thelander Private Company Compensation Survey with respect to private companies with at least $70 million of secured financing. However, benchmarking is only one of many factors we consider in setting NEO compensation. Accordingly, we view benchmark data as a useful tool, but not as the sole parameter for determining compensation. Generally, we consider data between the 25(th) and 75(th) percentile with respect to each of base salary, cash bonuses and equity awards for each NEO’s applicable position to validate and ensure that compensation falls within a competitive range against industry norms.

The committee retained Radford to determine a group of similarly situated public peer companies, from which we will benchmark competitive pay levels and compensation practices as disclosed pursuant to such companies’ publicly filed compensation data. The peer group was determined using the following criteria:

•	U.S. companies operating in drug delivery systems or biopharmaceutical industries that are similarly situated in phase 3 clinical trials or after filing an NDA;

•	comparable companies in terms of stage of development and our forecasted financial profile; and

•	sufficient room for growth without over-or under-extending the breadth of our selected peer group.

The committee approved the following peer group for compensation purposes in August 2010:

Alimera Sciences	MAP Pharmaceuticals
Ardea Biosciences	Medivation
ARIAD Pharmaceuticals	Nabi Biopharmaceuticals
ArQule	Novavax
AVEO Pharmaceuticals	Omeros
BioCryst Pharmaceuticals	Optimer Pharmaceuticals
Cadence Pharmaceuticals	Orexigen Therapeutics
Cytokinetics	Pain Therapeutics
DURECT	Pharmacyclics
Dynavax Technologies	Targacept

Performance-driven Compensation

We emphasize performance in annually reviewing and setting our NEOs’ base salary, bonuses and equity awards. This emphasis on performance with respect to a substantial portion of compensation is intended to motivate our NEOs to pursue our business objectives, reward them for achievement of these objectives and align their interests with those of our stockholders.

Accordingly, on an annual basis and typically at the beginning of each year, we determine a set of performance goals to be achieved with respect to such year. Our performance as compared to these goals and an individual’s performance and contributions primarily drive the recommendations that the committee makes with respect to each NEO’s base salary, cash bonus and equity compensation. Other factors, such as larger macroeconomic conditions of the industry and labor market in which we compete, as well as strategic business decisions, also may influence compensation decisions. For example, as discussed below, for 2010, in determining equity awards, our Board of

Directors and the committee took into consideration the equity ownership stakes of our NEOs to guide us in ensuring that our NEOs’ compensation was competitive and had sufficient retention value.

Typically, the performance goals for each year initially are identified and developed by senior executives, and our CEO in particular, during discussions of our strategic business objectives that are particularly important in driving our business, which after discussion with our Board of Directors are approved. Upon completion of the year, our Board of Directors reviews each performance goal and determines the extent to which we achieved such goals, and our CEO assesses the achievement of specific performance goals relating to other NEOs. Our Board of Directors’ review of our CEO’s compensation package involves primarily the level of achievement of our performance goals, while review of all other NEOs’ compensation packages includes review of our performance goals and specific performance goals that relate to each NEO’s area of responsibility.

Company Performance Goals

The Board of Directors and the committee have identified four key areas of company performance that apply to us generally:

(1) discovery of new SMDC and obtaining patent protection;

(2) meeting of clinical milestones (for example, protocol sign-off, first patient in, last patient out, database lock, final clinical study report, and similar items);

(3) financing the company and meeting our spending targets; and

(4) licensing and partnering, which include both in-licensing and out-licensing objectives.

These are long-term strategic objectives that are broken down into specific plans. The CEO reviews each area of performance with the committee at the applicable year-end and the committee will assign an overall company rating on a scale of zero to 100 percent achievement. The rating takes into account the difficulty as well as the achievement of the objectives in the aggregate.

For 2010, the Board of Directors approved the following performance goals:

(1) identify SMDCs using new mechanisms of cell killing;

(2) achieve operational milestones related to our phase 2 clinical trial for EC145;

(3) complete design of our phase 3 clinical trial for EC145, which we refer to as our PROCEED trial;

(4) achieve manufacturing readiness for PROCEED; and

(5) execute corporate financing plans to fund PROCEED.

For 2010, the committee did not determine a specific score related to the aggregate achievement of the performance goals because no bonus pool was created for 2010.

Individual Performance

The committee reviews our CEO’s performance based on achievement of the corporate performance goals. Other NEOs’ performance reviews also include a separate review of any corporate performance goals applicable to the NEO’s area of responsibility. The committee, with the assistance of our CEO, determines the relative achievement of the performance goals applicable to each NEO. Although no formula is used with respect to setting any particular element of compensation, each NEO’s performance review generally is weighted so that 50 percent relates to the achievement of performance goals, 25 percent relates to performance of major job responsibilities and 25 percent relates to overall demonstration of teamwork, excellence and commitment. Specifically, individual performance objectives for our NEOs for 2010 are as follows:

Mr. Sherman.  Mr. Sherman’s performance goals are to achieve key financial objectives, such as implementing cost savings, managing spending and ensuring adequate financing.

Dr. Leamon.  Dr. Leamon’s performance goals are to achieve key discovery objectives and issue of key patents.

Dr. Messmann.  Dr. Messmann’s performance goals are to achieve key clinical objectives related to clinical research, including the design and execution of our clinical programs.

Dr. Ritter.  Dr. Ritter’s performance goals are to achieve key manufacturing and quality objectives related to insuring supply of drug product, managing manufacturing and development costs and meeting certain regulatory requirements.

Elements of Executive Compensation

Base Salary

We provide base salaries to our NEOs and other employees to compensate them for services rendered on a day-to-day basis during the year. Generally, the base salary element of compensation is used to recognize the experience, skills, knowledge and responsibilities required of each NEO, and over time reflects our NEO’s overall sustained performance and contributions to our business. The review of NEO base salary levels by our CEO, except with respect to his own salary, the committee and our Board of Directors is subjective, based on their general experience with respect to setting salary levels and supplemented by survey data and assessments of the performance of our NEOs. Survey data also is used to validate that determinations fall within acceptable parameters relative to the market.

The following table sets forth information regarding the base salary for 2010 for our NEOs:

		Percentage Increase
Named Executive Officer	2010 Base Salary	from Prior Year

P. Ron Ellis	$306,000	9.97%
Michael A. Sherman	$225,000	6.13%
Christopher P. Leamon, Ph.D.	$225,000	4.65%
Richard A. Messmann, M.D.	$260,600	3.00%
Allen R. Ritter, Ph.D.	$193,000	3.37%

Base salaries were adjusted in early 2010, based on 2009 corporate and individual performance and taking into consideration the survey data provided by Radford and Thelander. The increase in 2010 base salaries over 2009 was made in consideration of our successful achievement of most of the corporate performance goals that had been set for 2009, achievement of other performance goals as they related to each NEO and the subjective assessment of each NEO’s performance of major job responsibilities and demonstration of teamwork, excellence and commitment. Each of the base salary increases was reviewed in light of the Radford and Thelander survey data to validate that they were within acceptable ranges. The committee considered that Mr. Ellis’ salary was below the 25(th) percentile of the competitive salary data prior to the increase. As a result, the amount of Mr. Ellis’ salary increase was intended to bring his base salary more in line with CEO salaries across the companies in the survey data and resulted in a base salary for Mr. Ellis at slightly above the 25(th) percentile. Other NEOs’ base salaries fell between the 25(th) and 75(th) percentiles.

Short-Term Incentives (Cash Bonuses)

To focus NEOs on the importance of achieving our goals, they are eligible to earn short-term cash incentive pay that is tied to achievement of those goals. Bonuses are discretionary and the committee and Board of Directors may determine bonuses based on achievement of performance goals and other factors they deem relevant, including a determination not to award any bonus. No specific formula is used to derive the actual amount of bonus for each NEO and any amounts actually paid are determined based on subjective review by our Board of Directors, the committee and, with respect to NEOs other than himself, our CEO.

After each year, the committee recommends to our Board of Directors bonus pools to be set based on achievement of corporate performance goals in the preceding year. Upon our Board of Directors’ approval of the bonus pools, the bonuses with respect to our NEOs are determined as a portion of the applicable bonus pool, based on each such NEO’s individual performance in such preceding year and in relation to each such NEO’s targeted bonus amount as a percentage of base salary. For 2010, target bonuses were 25 percent of base salary for Mr. Ellis and 20 percent of base salary for all other NEOs.

The bonus payouts are awarded based on company and individual performance. Performance goals are defined at the beginning of each fiscal year. Goals are set at a company level and also at an individual level for all employees (aligning with company goals). Other factors that influence the bonus payout include the health of financial markets or status of active fundraising efforts impacting the prospects to raise additional capital and the resulting need for us to conserve cash. These other factors also impact the total size of the option pool, but the allocation of that pool to individuals is determined solely by their performance relative to key result areas.

Regardless of the achievement of the 2010 corporate performance goals, management recommended and the committee concurred that no bonus pool shall be created for 2010 in order to preserve near-term cash resources. And as a result, since no bonus pool would be available for 2010 distribution to NEOs, relative individual performance was not assessed in connection with any distributions.

Long-Term Incentives (Equity Awards)

We believe that strong long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by our NEOs through the use of equity awards, the value of which depends on our stock performance. We have established equity incentive plans to provide certain of our employees, including our NEOs, with incentives to help align those employees’ interests with the interests of our stockholders and to enable them to participate in the long-term appreciation of our stockholder value. Additionally, equity awards provide an important retention tool for key employees, as the awards generally are subject to vesting over an extended period of time based on to continued service with us.

Typically, equity awards are granted annually at the beginning of each year based primarily on corporate performance as a whole during the preceding year. In addition, we may grant equity awards upon the occurrence of certain events during the year, for example, upon an employee’s hire or achievement of a significant business objective.

No formula is used in setting equity award grants and the determination of whether to grant equity awards, as well as the size of such equity awards, to our NEOs, but involves subjective assessments by our Board of Directors, the committee and, with respect to NEOs other than himself, our CEO. Generally, annual equity awards are driven by our performance during the applicable year. We may consider individual performance and contributions during such preceding year to the extent our Board of Directors and the committee believe such factors are relevant. As with base salary and cash bonuses, our Board of Directors and the committee also consider the survey data in determining equity award grants to our NEOs. Our Board of Directors and the committee refer to the 25(th) and 75(th) percentiles of the survey data generally to substantiate that the size of equity award grants to NEOs are appropriate. However, based on our emphasis on performance-driven compensation, and in offsetting the slightly lower base salaries as compared to survey data that we provide to our NEOs, equity awards tend to fall between the 50(th) and 75(th) percentiles of the survey data used.

2010 Milestone Equity Awards

In February 2010, concurrent with its decision not to provide base salary increases or cash bonuses to our NEOs and in order to continue to drive performance, our Board of Directors set certain key milestones for us to be achieved during 2010, upon which our Board of Directors were to grant additional stock options to our NEOs. The following table describes the applicable milestones and stock options granted upon achievement of such milestones, with respect to each NEO:

	Milestone
	Option Grants
Named Executive Officer	(Number of Shares)	Milestones

P. Ron Ellis	52,356	Leadership to meet company objectives
Michael A. Sherman	10,471	Completion of successful financing
Christopher P. Leamon, Ph.D.	10,471	Completion of key discovery goals
Richard A. Messmann, M.D.	1,570	Completion of certain clinical studies and presentations
Allen R. Ritter, Ph.D.	7,852	Achievement of key manufacturing and quality objectives

2010 Annual Equity Awards

In early 2010, based on the committee’s determination that the company’s achievement of the performance goals for 2009 resulted in a 75 percent score, or “Highly Successful Performance” rating, and the individual NEOs’ contributions, our Board of Directors approved the equity awards set forth in the following table:

February 2010 Option
Grants
Named Executive Officer	(Number of Shares)(1)

P. Ron Ellis	91,623
Michael A. Sherman	15,706
Christopher P. Leamon, Ph.D.	15,706
Richard A. Messmann, M.D.	15,706
Allen R. Ritter, Ph.D.	15,706

(1)	The option grants vest on a monthly basis over a period of 48 months beginning February 28 2010, subject to continued service with us through each relevant date.

For 2010, our Board of Directors and the committee took into account the equity holdings of each of our NEOs and engaged in benchmarking ownership levels of individual NEOs as compared with our peer group. As a result of previous recommendations from Radford regarding increasing equity ownership to the extent deemed essential in ensuring NEOs have sufficient incentive and retention value, our Board of Directors and the committee continued to monitor our NEOs’ equity ownership level, including total equity ownership and unvested equity stakes. Particularly, our Board of Directors and the committee believed that Mr. Ellis’ equity ownership was low in comparison to survey data, below the 25(th) percentile with respect to both founder and non-founder survey data. As a result, immediately following the option grants made in early 2010, Mr. Ellis’ equity ownership increased to slightly above the 25(th) percentile with respect to founder survey data, although still below the 25(th) percentile with respect to non-founder survey data.

In addition, with respect to Mr. Ellis and Dr. Leamon, our Board of Directors and the committee also considered that certain previously granted equity awards held by these NEOs were set to expire. Accordingly, the grant of the new equity awards in 2010 was intended both to reward performance in 2009 as well as to address potential retention concerns related to the reduction in outstanding equity awards and diminishing outstanding equity awards that remain unvested.

In addition to the award granted to Mr. Ritter in February 2010, Mr. Ritter was awarded an additional option grant of 5,235 shares in November 2010 related to the successful execution of activities in preparation for PROCEED.

The stock option grants referenced above brought our NEOs to appropriate ownership percentiles compared to survey data: ranging from the 25(th) percentile to the 80(th) percentile. Based on Radford benchmarking and what the committee determined appropriate for Mr. Ellis, the committee determined that the foregoing ownership levels, when compared to the survey data, was fair and at reasonable levels for incentive and retention purposes.

Broad-based Employee Benefits

Our NEOs are eligible to participate in the same group insurance and employee benefit plans as our other salaried employees. We provide employee benefits to all eligible employees, including our NEOs, which our Board of Directors and the committee believe are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental, vision, and disability benefits and life insurance.

Until 2009, we provided NEOs with healthcare coverage for which all premiums were paid by us. The benefit was provided because we believed that it was necessary as an additional incentive to attract and recruit key talent in a highly competitive labor market. At this time, we do not provide special plans or programs for our NEOs.

We sponsor a 401(k) tax-qualified retirement savings plan pursuant to which employees are entitled to participate. Employees can make contributions to the plan on a before-tax basis to the maximum amount prescribed by the U.S. Internal Revenue Service. We do not provide any matching to these contributions. Other than this plan, we do not maintain any other deferred savings plans in which our NEOs participate. We do not maintain or provide any defined benefit plans for our employees.

Our Board of Directors has adopted the 2010 Employee Stock Purchase Plan, or the ESPP, but we have chosen to delay commencing the ESPP until such date in the future, if ever, that the committee determines in its sole discretion that it is in our best interest to do so. We also intend to seek stockholder approval of the ESPP at a future date. The plan administrator will determine who is eligible, which may include our executive officers and other employees should we ever decide to commence offerings under it.

Change in Control and Severance Benefits

The committee considers maintaining a stable and effective management team to be essential to protecting and enhancing the best interests of us and our stockholders. In August 2010, we established change in control and severance arrangements with certain key executives including our NEOs to provide assurances of specified severance benefits to such executives whose employment is subject to involuntary termination other than for death, disability, or cause or voluntary termination for good reason. We believe that it is imperative to provide such individuals with severance benefits upon certain terminations of employment, which we recognize can be triggered at any time, to (i) secure their continued dedication to their work, notwithstanding the possibility of a termination by us, and (ii) provide such individuals with an incentive to continue employment with us. We believe that the severance benefits are competitive relative to the severance protection provided to similarly situated individuals at companies in our peer group and appropriate given that the benefits are subject to the participant’s entry into a release of claims in favor of us.

We also recognize that the possibility of a change in control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management to our and our stockholders’ detriment. Accordingly, the committee and Board of Directors decided to take appropriate steps to encourage the continued attention, dedication and continuity of members of our management to their assigned duties without the distraction that may arise from the possibility or occurrence of a change in control. As a result, we entered into agreements with each of our NEOs and certain other senior executives that provide additional benefits in the event of a change in control. For more detail, see “Estimated Post Employment Payouts Under Alternative Termination Scenarios — Potential Payments Upon Termination or Change in Control.”

Mr. Ellis is a party to an employment agreement under which he would become entitled to receive certain benefits upon a termination without cause or a change in control, which was superseded by a change of control agreement that was approved by our Board of Directors. For more detail, see “Estimated Post Employment Payouts Under Alternative Termination Scenarios — Potential Payments Upon Termination or Change in Control.”

Tax and Accounting Considerations

We have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive officer or director might pay pursuant to Section 280G or Section 409A of the Code. Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

Due to the limitations of Section 162(m) of the U.S. Internal Revenue Code Section, or Code, we generally receive a federal income tax deduction for compensation paid to our chief executive officer and to certain other highly compensated officers only if the compensation is less than $1,000,000 per person during any year or is “performance-based” under Code Section 162(m). In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted options that we believe met those requirements. Additionally, under a special Code Section 162(m) exception, any compensation paid pursuant to a compensation plan in existence before February 9, 2011, the date we closed our initial public offering, will not be subject to the $1,000,000 limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan as determined under Code Section 162(m), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the public offering occurs. Although the committee cannot predict how the deductibility limit may impact our compensation program in future years, the committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, although the committee has not adopted a formal policy regarding tax deductibility of compensation paid to our NEOs, the committee intends to consider tax deductibility under Code Section 162(m) as a factor in compensation decisions.

ASSESSMENT OF COMPENSATION-RELATED RISKS

We believe that our compensation policies and practices are designed to encourage our employees to act in the long-term best interests of the company and are not reasonably likely to have a material adverse effect on our business. We believe that the performance goals we establish for our employees are aligned with the enhancement of stockholder value and do not encourage our employees to take excessive risks.

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation of our principal executive officer, principal financial officer and each of the next three most highly compensated executive officers. We refer to these persons as our “Named Executive Officers” or NEOs elsewhere in this proxy statement.

				Non-Equity
			Option	Incentive Plan	All Other
Name and		Salary	Awards	Compensation	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)	($)

P. Ron Ellis	2010	$302,798	$131,537	$—	$1,005	$435,340
President and Chief Executive Officer	2009	288,952	99,230	63,000	3,271	454,453
Michael A. Sherman	2010	223,500	45,717	—	6,005	275,222
Chief Financial Officer	2009	220,154	15,519	40,000	5,267	280,940
Christopher P. Leamon, Ph.D.	2010	223,846	38,513	—	6,005	268,364
Vice President of Research	2009	223,269	34,193	40,000	3,271	300,733
Richard A. Messmann, M.D.	2010	259,723	27,871	—	13,471	301,065
Vice President of Medical Affairs	2009	262,731	13,670	38,000	8,713	323,114
Allen R. Ritter, Ph.D.	2010	192,273	28,548	—	6,005	226,826
Vice President of Manufacturing and CMC	2009	193,881	11,469	35,000	3,271	243,621

(1)	With respect to 2009, the amounts represent the actual salary amounts paid in 2009, which includes an extra pay check at the end of December 2009 due to timing of holidays and our policy of making payroll early when a payday falls on a holiday.

(2)	The amounts in this column represent the aggregate grant date fair value of the option awards vested and computed in accordance with FASB Topic ASC 718. See Note 10 of Notes to Financial Statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.

(3)	See “Compensation Discussion and Analysis — Elements of Executive Compensation — Short-Term Incentives (Cash Bonuses)” for a discussion of our bonus program.

GRANTS OF PLAN-BASED AWARDS IN 2010

The following table presents information concerning grants of plan-based awards to each NEO during the year ended December 31, 2010.

										All	All Other
										Other	Option		Grant
										Stock	Awards:	Exercise	Date
			Estimated Future Payouts							Awards:	Number of	or Base	Fair
			Under Non-Equity Incentive			Estimated Future Payouts				Number of	Securities	Price of	Value of
			Plan Awards(1)			Under Equity Incentive Plan Awards(2)				Shares of	Underlying	Option	Stock and
	Grant	Name of	Threshold	Target	Maximum	Threshold	Target		Maximum	Stock of	Option	Awards	Option
Name	Date	Plan	($)	($)	($)	($)	($)		($)	Units (#)	(#)	($/SH)	Awards(3)

P. Ron Ellis	02/11/2010	2007 Plan Bonus Program		$76,500			52,356	(4)			91,623 (4)	$3.82	$286,248
Michael A. Sherman	02/11/2010	2007 Plan Bonus Program		45,000								3.82	31,227
Christopher P. Leamon, Ph.D.	02/11/2010	2007 Plan Bonus Program		45,000			10,471	(4)			15,706 (4)	3.82	52,045
Richard A. Messmann, M.D.	02/11/2010	2007 Plan Bonus Program		52,120			1,570	(4)			15,706 (4)	3.82	34,350
Allen R. Ritter, Ph.D.	11/10/2010	2007 Plan					5,235	(5)				7.26	29,382
	02/11/2010	2007 Plan Bonus Plan		38,600			2,617	(4)			15,706 (4)	3.82	36,432

(1)
Amounts represent amounts payable under our bonus program. The target column assumes the full achievement of performance goals and other factors deemed relevant by our Board of Directors and compensation committee. No specific formula is used under the bonus program to derive the actual amount of bonus for each of the NEOs. Actual amounts paid are set forth under the heading “Executive Compensation — Summary Compensation Table.”

(2)	Amounts represent 2010 Milestone Equity Awards. The target column assumes the full achievement of the milestones identified in the table under the heading “Compensation Discussion and Analysis — Elements of Executive Compensation — 2010 Milestone Equity Awards.” No specific formula is used to determine the actual amount of shares issued to each of the NEOs as a 2010 Milestone Equity Award. Actual amounts issued are set forth in the table under the heading “Compensation Discussion and Analysis — Elements of Executive Compensation — 2010 Milestone Equity Awards.”

(3)	Reflects the grant date fair value of each award computed in accordance with FASB Topic ASC 718. These amounts do not correspond to the actual value that will be recognized by the NEOs. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements.

(4)	Shares subject to the option vest monthly over a period of 48 months beginning on February 28, 2010.

(5)	Shares subject to the option vest monthly over a period of 48 months beginning on November 30, 2010.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table presents certain information concerning equity awards held by the Named Executive Officers at December 31, 2010. We have not granted any restricted stock awards prior to December 31, 2010.

	Option Awards
				Equity
				Incentive Plan
				Awards:
	Number of			Number of
	Securities		Number of	Securities
	Underlying		Shares or	Underlying
	Unexercised		Units of Stock	Unexercised	Option	Option
	Options (#)		That Have	Unearned	Exercise	Expiration
Name	Exercisable		Not Vested (#)	Options (#)	Price ($)	Date

P. Ron Ellis	14	(1)	—	—	$0.19	8/8/2011
	6,998	(1)	—	—	0.19	2/7/2012
	13,089	(1)	—	—	1.91	2/10/2015
	26,178	(1)	—	—	1.91	2/17/2016
	77,793	(1)	—	—	1.91	8/31/2016
	51,265	(2)	1,090	—	2.10	5/31/2017
	47,719	(3)	17,725	—	3.06	2/12/2018
	49,701	(4)	58,737	—	2.54	3/5/2019
	32,993	(8)	110,984	—	3.82	2/11/2020
Michael A. Sherman	13,089	(1)	—	—	$1.91	11/1/2016
	7,689	(1)	163	—	2.10	2/1/2017
	47,992	(6)	4,363	—	2.10	5/31/2017
	7,635	(3)	2,836	—	3.06	2/12/2018
	3,085	(4)	3,647	—	2.54	3/5/2019
	3,053	(7)	7,417	—	2.54	11/12/2019
	3,599	(8)	12,107	—	3.82	2/11/2020

	Option Awards
				Equity
				Incentive Plan
				Awards:
	Number of			Number of
	Securities		Number of	Securities
	Underlying		Shares or	Underlying
	Unexercised		Units of Stock	Unexercised	Option	Option
	Options (#)		That Have	Unearned	Exercise	Expiration
Name	Exercisable		Not Vested (#)	Options (#)	Price ($)	Date

Christopher P. Leamon, Ph.D.	13,089	(1)	—	—	$7.64	1/1/2011
	9,027	(1)	—	—	0.19	8/8/2011
	6,544	(1)	—	—	0.19	2/2/2012
	4,502	(1)	—	—	0.57	2/20/2013
	13,089	(1)	—	—	1.91	2/10/2015
	13,089	(1)	—	—	1.91	2/17/2016
	25,632	(5)	545	—	2.10	2/11/2017
	19,087	(3)	7,090	—	3.05	2/12/2018
	17,126	(4)	20,240	—	2.54	3/5/2019
	5,998	(8)	20,178	—	3.82	2/11/2020
Richard A. Messmann, M.D.	26,178	(1)	—	—	$1.91	7/1/2015
	13,089	(1)	—	—	1.91	2/17/2016
	20,505	(5)	436	—	2.10	2/1/2017
	19,087	(3)	7,090	—	3.06	2/12/2018
	7,010	(4)	8,285	—	2.54	3/5/2019
	3,958	(8)	13,317	—	3.82	2/11/2020
Allen R. Ritter, Ph.D.	8,722	(1)	—	—	$0.76	5/20/2014
	5,261	(1)	—	—	1.91	2/10/2015
	12,722	(1)	—	—	1.91	2/17/2016
	23,069	(5)	491	—	2.10	2/1/2017
	17,179	(3)	6,381	—	3.05	2/12/2018
	5,744	(4)	6,789	—	2.54	3/5/2019
	4,198	(8)	14,125	—	3.82	2/11/2020
	217	(9)	5,017	—	7.26	11/10/2020

(1)	The option is fully vested and immediately exercisable.

(2)	Shares subject to the option vest as follows: 4,363 shares vest on May 31, 2007; 1,090 shares vest on each of June 30, 2007 and July 31, 2007; 5,453 shares vest on January 1, 2008 and the remaining 40,357 shares vest monthly over a period of 48 months beginning on January 31, 2008.

(3)	Shares subject to the option vest monthly over a period of 48 months beginning on February 29, 2008.

(4)	Shares subject to the option vest monthly over a period of 48 months beginning on March 31, 2009.

(5)	Shares subject to the option vest monthly over a period of 48 months beginning on February 28, 2007.

(6)	Shares subject to the option vest monthly over a period of 48 months beginning on May 31, 2007.

(7)	Shares subject to the option vest monthly over a period of 48 months beginning on November 30, 2009.

(8)	Shares subject to the option vest monthly over a period of 48 months beginning on February 28, 2010.

(9)	Shares subject to the option vest monthly over a period of 48 months beginning on November 30, 2010.

OPTION EXERCISES AND STOCK VESTED AT YEAR-END 2010

The following table sets forth information regarding options exercised by our named executive officers during the fiscal year ended December 31, 2010.

Number of
	Shares	Value
	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)

P. Ron Ellis	—	—
Michael A. Sherman	52,356	$280,105 (1)
Christopher P. Leamon	—	—
Richard A. Messmann	—	—
Allen R. Ritter	—	—

(1)	The aggregate dollar amount realized upon the exercise of the option represents the amount by which (x) the aggregate market price of the shares of our common stock for which Mr. Sherman exercised the option on December 15, 2010, the date of exercise, as calculated using a per share fair market value of $7.26, which is based on the most recent independent appraisal completed prior to the date of exercise exceeds (y) the aggregate exercise price of the option, as calculated using a per share exercise price of $1.91.

OTHER 2010 COMPENSATION INFORMATION

Pensions

We did not maintain any plan providing for payments or other benefits at, following, or in connection with retirement, during the fiscal year ended December 31, 2010.

Nonqualified Deferred Compensation

There were no nonqualified defined contributions or other deferred compensation plans for any Named Executive Officer for the year ended December 31, 2010.

Employment Agreements and Change in Control Arrangements

We do not have employment agreements with any of our NEOs, only change-in-control agreements which are described in the following section.

ESTIMATED POST-EMPLOYMENT PAYMENTS
UNDER ALTERNATIVE TERMINATION SCENARIOS

Change in Control and Severance Agreements

On August 12, 2010, in connection with our initial public offering, our Board of Directors approved entering into Change in Control and Severance Agreements with each of our NEOs. These agreements, each of which were entered into on August 25, 2010, provide for the following benefits:

If the NEO’s employment is terminated without Cause, or if he terminates his employment with us for Good Reason, prior to a Change in Control or after 12 months following a Change in Control, he will be entitled to:

•	a lump sum severance payment equal to nine months (12 months for Mr. Ellis) of his then-current base salary; and

•	nine months (12 months for Mr. Ellis) reimbursement of premiums under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, for continued coverage under our medical, dental, or vision plans for him and/or his eligible dependents.

If the NEO is terminated without Cause, or if he terminates his employment with us for Good Reason, within one year following a Change in Control, he will be entitled to:

•	a lump sum payment equal to 12 months of base salary, as in effect immediately prior to the Change in Control or his termination, whichever is greater;

•	a lump sum payment equal to his target bonus for the year of termination or, if greater, for the year during which the Change in Control occurs;

•	twelve months reimbursement of COBRA premiums for continued coverage under our medical, dental, and/or vision plans for him and/or his eligible dependents; and

•	100 percent of his unvested equity awards will immediately vest and become exercisable in full.

The foregoing severance benefits will be subject to the NEO providing us with an executed release of claims.

Potential Payments in the Event of Termination Without Cause or by Executive for Good Reason Prior to a Change in Control or More than Twelve Months Following a Change in Control

		Intrinsic Value of
		Accelerated Equity Awards
	Cash Severance	Options	Restricted Stock
Name	($)(1)	($)	($)

P. Ron Ellis	306,000	—	—
Michael A. Sherman	225,000	—	—
Christopher P. Leamon, Ph.D.	225,000	—	—
Richard A. Messmann, M.D.	260,600	—	—
Allen R. Ritter, Ph.D.	193,000	—	—

(1)	The severance amount related to base salary was determined based on base salaries in effect on December 31, 2010.

Potential Payments in the Event of a Termination Within Twelve Months Following a Change in Control

		Intrinsic Value of
		Accelerated Equity Awards(2)
			Restricted
	Cash Severance	Options	Stock
Name	($)(1)	($)	($)

P. Ron Ellis	382,500	501,538	—
Michael A. Sherman	270,000	90,664	—
Christopher P. Leamon, Ph.D.	270,000	137,059	—
Richard A. Messmann, M.D.	312,720	80,242	—
Allen R. Ritter, Ph.D.	231,600	68,700	—

(1)	The severance amount related to base salary was determined based on base salaries in effect in August 2010 and target bonuses for 2010.

(2)	Represents intrinsic value of all unvested awards as of the assumed date of termination. All calculations assume a $6.00 per share stock price in the date of termination.

For the purposes of the above agreements, “cause,” “change in control,” and “good reason” are defined as follows:

“Cause”

(i) an act of personal dishonesty taken by the NEO in connection with his or her responsibilities as an employee and intended to result in the NEO’s substantial personal enrichment;

(ii) the NEO being convicted of, or pleading no contest or guilty to, a felony or misdemeanor that the Company reasonably believes has had or will have a material detrimental effect on the company;

(iii) a willful act by the NEO that constitutes gross misconduct and that is injurious to the company;

(iv) following delivery to the NEO of a written demand for performance that describes the basis for the company’s reasonable belief that the NEO has not substantially performed his or her duties, the NEO’s continued violations of his or her obligations to the company that are demonstrably willful and deliberate on the NEO’s part; and

(v) the NEO’s material violation of any written employment policy or standard of conduct of the company.

“Change in Control”

(i) a change in the ownership of the company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the company that, together with the stock held by such Person, constitutes more than 50 percent of the total voting power of the stock of the company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50 percent of the total voting power of the stock of the company will not be considered a Change in Control; or

(ii) a change in the effective control of the company which occurs on the date that a majority of members of the Board (each, a “Director”) is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the company, the acquisition of additional control of the company by the same Person will not be considered a Change in Control; or

(iii) a change in the ownership of a substantial portion of the company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the company’s assets: (A) a transfer to an entity that is controlled by the company’s stockholders immediately after the transfer, or (B) a transfer of assets by the company to: (1) a stockholder of the company (immediately before the asset transfer) in exchange for or with respect to the company’s stock, (2) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the company, (3) a Person, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the company, or (4) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the company.

“Good Reason” means the NEO’s termination of employment within 90 days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without the NEO’s express written consent:

(i) a material reduction of the NEO’s duties, position, or responsibilities, relative to the NEO’s duties, position, or responsibilities in effect immediately prior to such reduction, unless the NEO is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status), provided, however, that a reduction in duties, position, or responsibilities solely by virtue of the company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the company remains as such following a Change in Control but is not the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”;

(ii) a material reduction by the company in the NEO’s annualized base pay as in effect immediately prior to such reduction;

(iii) the relocation of the NEO’s principal place of performing his or her duties as an employee of the company by more than fifty (50) miles; or

(iv) the failure of the company to obtain the assumption of the agreement by a successor.

In order for an event to qualify as Good Reason, the NEO must not terminate employment with the company without first providing the company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

2010 DIRECTOR COMPENSATION

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our Board of Directors for the year ended December 31, 2010. The table excludes Mr. Ellis, our President and Chief Executive Officer, and Dr. Low, our Chief Science Officer, who as employees do not receive any compensation from us in their roles as directors.

	Fees Earned	Option
Name	or Paid in Cash	Awards(2)	Total
(a)(1)	($)(b)	($)(d)	($)(h)

John C. Aplin, Ph.D.
Douglas G. Bailey
Keith E. Brauer	25,000	17,104	42,104
John G. Clawson
Ann F. Hanham, Ph.D.
Fred A. Middleton
James S. Shannon, M.D., MRCP	25,000		25,000

(1)	Neither P. Ron Ellis and Philip S. Low, who were also directors of the company during 2010, is included in this table because they did not receive any additional compensation for their respective service as a director. The respective compensation received by Mr. Ellis and Mr. Low is shown in the Summary Compensation Table on page 28.

(2)	The amount in this column represents the aggregate grant date fair value of the option awards vested during 2010, computed in accordance with FASB Topic ASC 718. This amount does not correspond to the actual value that will be recognized by the director. The assumptions used in the valuation of this award are consistent with the valuation methodologies specified in the notes to our financial statements. For a discussion of the assumptions used to determine grant date value, see footnote 3 to the Summary Compensation Table on page 28.

The aggregate number of shares subject to stock awards and stock options outstanding at December 31, 2010 for each non-employee director is as follows:

Aggregate Number of Stock
Awards and Stock
Options Outstanding
Name	as of December 31, 2010

John C. Aplin, Ph.D.	—
Douglas G. Bailey	—
Keith E. Brauer	31,804 (1)
John G. Clawson	—
Ann F. Hanham, Ph.D.	—
Fred A. Middleton	—
James S. Shannon, M.D., MRCP	13,089 (2)

(1)	Of the 31,804 option shares, 21,333 shares vested immediately upon grant, and 10,471 shares vest monthly over a period of 48 months beginning on August 31, 2006.

(2)	50 percent of the option shares vest on February 11, 2012 and 272 shares vest monthly over a period of 24 months beginning on February 28, 2012.

Beginning in 2010, our non-investor and non-employee members of our Board of Directors each received an annual $25,000 payment as cash compensation for their service.

We refer to each of our non-employee directors as an outside director. Beginning in 2011, each outside director will receive $25,000 annually for his or her service on our Board of Directors and our chair of the Board of Directors will receive an additional $15,000 annually for his or her service as our chair of the Board of Directors. Each outside director who serves as a chair of our audit committee, compensation committee or nominating and corporate governance committee will receive respectively $15,000, $10,000 or $7,500 annually for his or her service as chair on such committee, and other members of our audit committee, compensation committee or nominating and corporate governance committee will receive, respectively, $7,500, $5,000 or $3,750 annually for his or her service on such committee. Each of the payments to our outside directors will be on a quarterly basis, in consideration for their services in these respective roles.

On August 12, 2010, our Board of Directors authorized the grant of an option to each of our outside directors who had not previously received option grants from us, or initial option grant, to purchase 15,706 shares of our common stock effective upon the closing of our initial public offering. In addition, at the same meeting, our Board of Directors authorized the grant of an option to each of Messrs. Brauer and Shannon to purchase 2,617 shares of our common stock effective upon the closing of our initial public offering. Such initial option grants will be exercisable as to 1/3 of the shares upon the business day before each annual stockholder meeting following the closing of our initial public offering, subject to such director’s continued service through each relevant vesting date.

Our outside director equity compensation policy was adopted by our Board of Directors on August 12, 2010 and became effective upon the closing of our initial public offering. The policy is intended to formalize the granting of equity compensation to our non-employee directors under the 2010 Equity Incentive Plan, or EIP. Non-employee directors may receive all types of awards under the EIP, except for incentive stock options. The policy provides for automatic and nondiscretionary grants of nonstatutory stock options subject to the terms and conditions of the policy and the EIP.

Under the policy, each non-employee director who first becomes a non-employee director following our initial public offering will be automatically granted a stock option to purchase 15,706 shares of our common stock on the date such person first becomes a non-employee director. A director who is an employee and who ceases to be an employee, but who remains a director, will not receive such an initial award.

In addition, each non-employee director will be automatically granted an annual stock option to purchase 7,853 shares of our common stock on the date of each annual stockholder meeting beginning on the date of the first annual meeting following our initial public offering.

The exercise price of all stock options granted pursuant to the EIP will be equal to the fair market value of our common stock on the date of grant. The term of all stock options will be ten years. Subject to the adjustment provisions of the EIP, initial awards will vest as to 1/3 of the shares subject to such awards on the business day before each date of each annual stockholder meeting following their respective commencement of service, provided such non-employee director continues to serve as a director through each such date. The annual awards will vest as to 100 percent of the shares on the business day prior to the next annual stockholder meeting following the date of grant, provided such non-employee director continues to serve as a director through such date.

The administrator of the EIP in its discretion may change or otherwise revise the terms of awards granted under the outside director equity compensation policy on a prospective basis.

In the event of a “change in control,” as defined in our EIP, with respect to awards granted under the EIP to non-employee directors, the non-employee director will fully vest in and have the right to exercise awards as to all shares underlying such awards and all restrictions on awards will lapse, and all performance goals or other vesting criteria will be deemed achieved at 100 percent of target level and all other terms and conditions met if the non-employee director is terminated following the change in control other than by voluntary resignation (unless such resignation is at the request of the acquiror).

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2010, including financial statements audited by Ernst & Young LLP, our independent registered public accounting firm, and Ernst & Young LLP’s report thereon, is available to our stockholders on the Internet as described in the Notice of Internet availability of proxy materials. In addition, a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, will be sent to any stockholder without charge (except for exhibits, if requested, for which a reasonable fee will be charged), upon written request to Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268. Our Form 10-K is also available and may be accessed free of charge through the Investor Relations section of our internet website at www.Endocyte.com.

STOCKHOLDER PROPOSALS AT
2012 ANNUAL MEETING

The date by which we must receive stockholder proposals for inclusion in the proxy materials relating to the 2012 annual meeting of stockholders, or for presentation at such meeting, is January 17, 2012. In the event that the 2012 annual meeting of stockholders is called for a date that is not within 30 days before or after May 26, 2012, in order to be timely, we must receive notice by the stockholder not later than the close of business on the later of 120 calendar days in advance of the 2012 annual meeting of stockholders or ten calendar days following the date on which public announcement of the date of the meeting is first made. Stockholder proposals must comply with all of the applicable requirements set forth in the rules and regulations of the Securities and Exchange Commission, including Rule 14a-8, as well as the advance notification requirements set forth in our By-Laws. A copy of the advance notification requirements may be obtained upon request to Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and so, we file periodic reports and other information with the Securities and Exchange Commission. These reports and the other information we file with the Securities and Exchange Commission can be read and copied at the public reference room facilities maintained by the Securities and Exchange Commission in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The Securities and Exchange Commission’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by us electronically with the Securities and Exchange Commission and are available at its website, www.sec.gov.

INCORPORATION BY REFERENCE

To the extent this proxy statement has been or will be specifically incorporated by reference into any filing under the Securities Act of 1933, as amended, and the Exchange Act, the sections of this proxy statement entitled “COMPENSATION COMMITTEE REPORT” and “REPORT OF THE AUDIT COMMITTEE” should not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Standard Time, on May 26, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/ECYT • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 4 and 3 YRS for Proposal 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - John C. Aplin, Ph.D.	☐	☐	02 - Douglas G. Bailey	☐	☐	03 - Philip S. Low, Ph.D.	☐	☐

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain
2.	Vote on a non-binding advisory proposal regarding executive compensation (“Say-on-Pay”)	☐	☐	☐	3.	Vote on a non-binding advisory proposal regarding the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

4.	Ratify the appointment of Ernst & Young LLP as our independent Registered Public Accounting Firm for 2011.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2011 Annual Meeting Admission Ticket
2011 Annual Meeting of
Endocyte, Inc. Stockholders
May 26, 2011, 12:00 p.m. (EDT)
Offices of Baker & Daniels LLP, Suite 600
600 East 96th Street, Indianapolis, Indiana
Upon arrival, please present this admission ticket
and photo identification at the registration desk.
For directions to the meeting, call 317-569-9600 or go to
http://maps.google.com/maps?q=600+E.+96th+Street+Suite+600+Indianapolis%2c+Indiana+46240
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Endocyte, Inc.

Notice of 2011 Annual Meeting of Stockholders
Offices of Baker & Daniels LLP, Suite 600
600 East 96th Street, Indianapolis, Indiana
Proxy Solicited by Board of Directors for Annual Meeting — May 26, 2011
P. Ron Ellis, Michael A. Sherman, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Endocyte, Inc. to be held on May 26, 2011 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees for election, FOR the Say-on-Pay Proposal, For 3 Yrs for future Say-on-Pay votes and FOR ratification of auditors.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)